                             EMPLOYMENT AGREEMENT


     James Marcelli ("Marcelli") and Details, Inc. ("Details," which shall include the Company unless the context otherwise requires), for good and valuable consideration including the mutual promises contained herein, hereby agree to the following:

     1.   Effective Date of the Agreement.  The effective date of this Agreement
          --------------------------------
is December __, 1997 (the "Effective Date"). For purposes of this Agreement, the term "Employment Period" shall mean the period beginning on the date hereof and ending on the later of December 31, 2000 or the date twelve months after written notice of the expiration thereof is given by Marcelli or the Company to the other.

     2.   Duties.  During his employment, Marcelli shall serve as the President
          -------
of the NTI Division of Details (such NTI Division, the "Company") and as Vice President of Details. In such capacity, Marcelli will be accountable to, and will also have such powers, duties and responsibilities as may from time to time be prescribed by, the Chief Executive Officer of Details or the Board of Directors of Details, provided that such duties and responsibilities are consistent with his executive position. He will perform and discharge his duties and responsibilities faithfully, diligently and to the best of his ability. He will devote substantially all of his working time and efforts to the business and affairs of Details.

     3.   Base Salary.  For the remainder of the 1997 calendar year, Marcelli
          -----------
will receive a base salary at a rate commensurate and consistent with his current salary at the Company. For the calendar years 1998, 1999 and 2000, Marcelli will receive a base salary at the rate of $275,000, $300,000 and $325,000 per year, respectively. In December 2000 and in each subsequent year during Marcelli's employment, the Board of Directors of Details will review his base salary and determine the level of his base salary for the following year (which level shall not be reduced). All payments under this paragraph or any other paragraph of this Agreement will be made in accordance with the regular payroll practices of the Company, reduced by applicable withholding.

     4.   Annual Bonus.  For calendar 1997 (including the portion thereof
          ------------
prior to the date of this Agreement), Marcelli shall not receive a bonus unless it is accrued on the Closing Balance Sheet or contributed to the Company by the Sellers (the terms "Closing Balance Sheet" and "Sellers" being used as such terms are defined in the Stock Purchase Agreement dated as of December 19, 1997
among Details, Marcelli and the other parties thereto).   For subsequent periods
during his employment, Marcelli will be eligible to receive an annual bonus (the "Bonus") based on calendar year performance. The Bonus shall be calculated according to the table set forth in Exhibit A hereto and shall be based on the EBITDA targets ("Target EBITDA") set forth below for calendar years 1998, 1999 and 2000. In December 2000 and in each subsequent year during Marcelli's employment, the Board of Directors of Details will determine appropriate Bonus performance criteria and targets and the associated Bonus amounts (which shall be based on a Bonus amount payable upon achievement of the performance targets of not less than the Bonus amount payable in respect of target performance in the prior year).

                       Calendar                  Target
                         Year                    EBITDA
                       --------                  ------

                         1998                  $6,500,000
                         1999                  $8,600,000
                         2000                  $9,900,000

In the event of any material acquisition or disposition by the Company or its subsidiaries of assets or stock (other than acquisitions or dispositions of assets in the ordinary course of business), the foregoing EBITDA Targets shall be appropriately adjusted in good faith by Details' Board of Directors based on the projected pro forma impact of the acquisition or disposition.

     For purposes of calculating the Bonus, EBITDA shall be the Company's earnings before interest, taxes, depreciation, amortization and extraordinary or non-recurring income or charges, as determined by Details in its reasonable judgment. In the event that the Board of Directors of Details implements reductions in overall levels of benefits enjoyed by the Company's employees that cause a sufficiently negative impact on employee morale or the Company's ability to attract, retain and incent highly qualified employees as to preclude the Company from attaining at least $6,500,000 of EBITDA in 1998, Marcelli will nevertheless receive a bonus for 1998 of at least $100,000.

     After the preparation and finalization of the financial statements reflecting the first six months of each calendar year, Details shall pay Marcelli an advance on the Bonus, if any, payable to him for the year (the "Advance"). The Advance shall equal seventy-five percent (75%) of fifty percent (50%) of the Bonus that Details expects to pay Marcelli at year end based on Details' then good faith estimate of the Company's EBITDA for the calendar year. If the actual Bonus for a calendar year is less than the amount of the Advance paid to Marcelli in such year, then the shortfall shall be deducted from the next Bonus(es) to which Marcelli would otherwise be entitled (but in no event shall Marcelli be required to repay an Advance).

     5.   Stock Options.  Key employees of the Company will be eligible to
          -------------
participate in the 1997 Equity Incentive Plan (the "Equity Incentive Plan") of Details Holdings Corp. (or, if applicable, its parent corporation) ("Details Holdings"), and in connection therewith to receive restricted shares of and/or options to acquire, Details Holdings' Class A-5 Common Stock, in each case subject to the vesting and other terms specified in the applicable Option Agreement and the Equity Incentive Plan. Details Holdings' intends that options to acquire an aggregate of 24,062.45 shares of Class A-5 Common Stock, representing 1.25% of the currently outstanding Class A Common Stock, will be made available to the Company's employees (including Marcelli, as described below) under the Equity Incentive Plan, divided equally between options exercisable at $5.00 per share and options exercisable at $61.17 per share, it being understood that each employee will be given the opportunity to purchase Restricted Stock (as defined in the 1997 Equity Incentive Plan) for a purchase price of $5.00 per share in lieu of receiving options exercisable for $5.00 per share. Each employee, as a condition to receiving Restricted Stock or options under the Equity Incentive Plan, will be required to become party, as an "Employee" (or if designated as such by the Company, a "Manager"), to the Stockholders Agreement dated as of October 28, 1997 among Details Holdings and its stockholders, as amended and otherwise modified from time to time.

     Following the Effective Date, Details Holdings shall grant Marcelli the option to purchase up to 9,023.25 shares of Details Holdings' Class A-5 Common Stock (which shall be Restricted Stock (as defined in the Equity Incentive
Plan)) at a purchase price of $5.00 per share, and will receive options to purchase up to 9,023.25 shares of Details Holdings' Class A-5 Common Stock, at an exercise price of $61.17 per share. The shares of Restricted Stock and options will vest in equal monthly installments over a four-year period from the Effective Date, and will be subject to the terms and conditions set forth in the 1997 Equity Incentive Plan and the Option Agreement between Details Holdings and Marcelli.

     6.   Benefits.  Beginning January 1, 1998, Marcelli will receive four weeks
          --------
of paid vacation per year, pro rated for partial years. He will be eligible to participate in all benefit and welfare plans made generally available to executives of the Company, as in effect from time to time, all subject to plan terms and generally applicable policies. The Company will continue to pay the premium for Marcelli's life insurance which he now owns in the amount of $1.5 million (Federal Kemper, Policy No. FK-2228575).

     7.   Severance. Marcelli's employment may be terminated at any time by him
          ---------
or by the Company (regardless of the length or existence of any notice of expiration of the Employment Period). In the event his employment terminates prior to the expiration of the Employment Period, Marcelli shall be entitled to the payments specified in this paragraph 7.

     If Details terminates Marcelli's employment other than for Cause (meaning fraud in the performance of his duties for, or responsibilities to, Details; breach of fiduciary duty in the performance of his duties for, or responsibilities to, Details; his commission of a felony or a crime involving an act that would substantially and adversely affect Details' image or reputation; or gross neglect of his duties or responsibilities or gross misconduct), or Marcelli terminates his employment for Good Reason (meaning Details requires Marcelli to relocate outside of the Colorado Springs area, or imposes duties on Marcelli that are inconsistent with his executive position), Details will, in lieu of any other payments or benefits hereunder or otherwise, (i) continue to pay his base salary at the rate in effect on the Date of Termination through the expiration of the Employment Period, and (ii) pay him a prorated bonus for the period from the beginning of the year in which the Date of Termination occurred through the Date of Termination, to be paid at the same time that the annual bonus for the full year is ordinarily paid pursuant to paragraph 4, in the amount, based on actual achievement of annual bonus targets for such full fiscal year, that would have been paid had his employment continued through the end of the year, prorated by the portion of the full year represented by the period ended on the Date of Termination.

     If Marcelli or Details terminates his employment because of death, Details will, in lieu of any other payments or benefits hereunder or otherwise, (i) continue to pay his base salary through the Date of Termination at the rate then in effect and (ii) pay him a prorated bonus (pro rated in the manner set forth above) through the Date of Termination, to be paid at the same time that the annual bonus is ordinarily paid pursuant to paragraph 4.

     If Marcelli or Details terminates his employment because of Disability, Details will, in lieu of any other payments or benefits hereunder or otherwise,
(i) continue to pay his base salary at the rate then in effect for a period of one year from the date of such Disability, provided, however, that if Marcelli is eligible to receive disability payments under a long-term disability plan of Details or the Company, such payments of salary shall cease, and (ii) pay him a prorated bonus (pro rated in the manner set forth above) through the Date of Termination, to be paid at the same time that the annual bonus is ordinarily paid pursuant to paragraph 4.

     If Details terminates Marcelli's employment for Cause or Marcelli terminates his employment for any reason other than Good Reason or death or Disability, Details will, in lieu of any other payments hereunder or otherwise, pay his base salary through the Date of Termination, at the rate then in effect.

     For purposes of this Agreement, the "Date of Termination" shall mean the date Marcelli's employment with Details terminates regardless of the reason, and "Disability" shall mean any illness, injury, accident or condition of either a physical or psychological nature that results in Marcelli being unable to perform substantially all of the duties of his employment with Details for a period of 90 consecutive calendar days, or for an aggregate of 180 days during any period of 365 consecutive calendar days.

     8.   Confidentiality; Proprietary Rights. Without the written consent of
          -----------------------------------
the Board of Directors of Details, Marcelli will not during or after his employment with Details, disclose to any person or entity (other than a person or entity to which disclosure is in his reasonable judgment necessary or appropriate in connection with the performance of his duties as an executive officer of Details), any information obtained by him while in the employ of Details the disclosure of which may be adverse to the interests of Details, or use any such information to the detriment of Details; provided, however, that such restriction shall not apply to information generally known to the public other than as a result of unauthorized disclosure by Marcelli.

     All inventions, developments, methods, processes and ideas conceived, developed or reduced to practice by Marcelli during his employment, and for three months thereafter, which are directly or indirectly useful in, or relate to, the business of or products manufactured or sold by Details or any of its subsidiaries shall be promptly and fully disclosed by him to an appropriate executive officer of Details (accompanied by all papers, drawings, data and other materials relating thereto) and shall be Details' exclusive property as against him. Marcelli will, upon Detail's request and at its expense (but without any additional compensation to him), execute all documents reasonably necessary to assign his right, title and interest in any such invention, development, method or idea (and to direct issuance to Details of all patents or copyrights with respect thereto).

     9.   Restricted Activities.  Marcelli agrees that, through the Date of
          ---------------------
Termination and for a period until the earlier of (A) twenty-four months after the Date of Termination or (B) the later of (i) December 31, 2000 or (ii) one year after the Date of Termination, (a) he will not, directly or indirectly, be connected as an officer, employee, consultant, owner or otherwise with any business which competes with any business of Details or its subsidiaries (other than a business of Details that represents less than five percent of Details' revenues) in any area where such business is then being conducted by Details or a subsidiary, and (b) he will not, and he will not assist any other person or entity to, hire or otherwise seek to induce employees of Details or any of its subsidiaries to terminate their employment; provided, however, that the
                                            --------  -------
restrictions contained in this paragraph 9 shall not extend beyond the end of the period (if any) for which he receives base salary payments pursuant to paragraph 7, unless Details determines in its sole discretion, on or prior to the end of such period, to continue (or commence) to make base salary payments to him in the manner specified in paragraph 7, in which case the restrictions under this paragraph 9 shall continue as long as Details is making such base salary payments, but in no event longer than the period specified above; provided, further, that any base salary payments made pursuant to the foregoing
--------  -------
proviso for periods after December 31, 2000 shall be made at the rate of $450,000 per year.

     It is understood and agreed that ownership of not more than five percent of the stock or other equity interests of a public company shall not constitute a violation of this Agreement. Marcelli agrees that the restrictions contained in paragraph 8 and this paragraph 9 are reasonably necessary for the protection of Details and that a violation of such provisions will cause damage that may be irreparable or impossible to ascertain and, accordingly, that Details will be entitled (subject to meeting the appropriate evidentiary standard for injunctive relief) without posting a bond to injunctive or other similar relief in equity from a court of competent jurisdiction to enforce or restrain a violation of these restrictions.

     10.  Arbitration.  In the event of any dispute between the parties
          -----------
concerning the construction or interpretation of this Agreement, or the performance or breach of the Agreement by any party, the dispute shall be resolved by binding arbitration subject to the rules and procedures of the American Arbitration Association; provided, however, that the parties shall be entitled to discovery in accordance with the Federal Rules of Civil Procedure. Hearings will be held in Denver, Colorado. Arbitration shall be commenced by the written demand by any party for arbitration served upon the other party and filed with the American Arbitration Association. Notwithstanding the foregoing, each of the Parties agree that nothing contained in this paragraph 11 shall prevent either party from seeking temporary or permanent injunctive relief to prevent breaches of or otherwise to specifically enforce paragraphs 8 and 9 hereof.

     11.  Headings.  The headings in this Agreement are for convenience only and
          --------
shall not affect the meaning hereof.

     12.  Entire Agreement.  This Agreement constitutes the entire agreement
          ----------------
between Details, the Company and Marcelli with respect to the subject matter hereof, and supersedes any prior communications, agreements and understandings, written or oral among Details, the Company and Marcelli, with respect to his employment and compensation and all matters pertaining thereto.

     13.  Severability. If any provision of this Agreement should, for any
          ------------
reason, be held invalid or unenforceable in any respect, it shall be construed by limiting it so as to be enforceable to the maximum extent compatible with applicable law.

     14.  Governing Law.  This Agreement shall be governed by and construed in
          --------------
accordance with the internal substantive laws of the State of Colorado without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

     15.  Binding Effect.  This Agreement shall be binding upon, and shall inure
          --------------
to the benefit of the parties to this Agreement and their respective heirs, personal and legal representatives, successors and assigns.

     IN WITNESS WHEREOF, this Agreement has been executed by Details, by its duly authorized representative, and by Marcelli as of the date and year first above written.
                                    DETAILS, INC.

                                    /s/ Joseph P. Gisch
                                    --------------------------------------------
                                    By: Joseph P. Gisch
                                    Title: Chief Financial Officer


/s/ James S. Marcelli
--------------------------
                                    James S. Marcelli

                                                                       EXHIBIT A



     The Bonus for each year shall be determined by the following methodology. EBITDA of the Company for each year shall be divided by the Target EBITDA for that year. The resulting fraction (expressed as a percentage) is the "EBITDA Percentage". The amount of the Bonus for each year is a function of the EBITDA Percentage for that year as set forth on the table below:

If the EBITDA              The Bonus
Percentage is:      in each year shall equal:
-----------------------------------------------
                      1998      1999      2000

Below 90%
-----------------------------------------------
                       -0-       -0-       -0-
-----------------------------------------------
Between 90% and    $ 33,000  $ 36,667  $ 40,000
below 95%
-----------------------------------------------
95%*               $ 66,000  $ 73,333  $ 80,000
-----------------------------------------------
100%**             $100,000  $110,000  $120,000
-----------------------------------------------


*For an EBITDA Percentage that exceeds 95%, the Bonus will be determined by linear interpolation from the Bonus payable at 95% to the Bonus payable at 100%.

**For an EBITDA Percentage that exceeds 100%, the Bonus will be determined by linear interpolation from the Bonus payable at 100% to a maximum Bonus equal to two-times the Bonus payable at 100%, which maximum Bonus will be paid at EBITDA of $10,000,000, $12,900,000 and $14,900,000 for the calendar years 1998, 1999 and 2000, respectively.